Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This First Amendment to Amended and Restated Employment Agreement (this “Amendment”) is made and entered into effective December 5, 2018 (the “Amendment Effective Date”), by and between Zayo Group, LLC, a Delaware limited liability company (the “Company”) and Matt Steinfort (“Executive”). Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Employment Agreement (defined below).

WHEREAS, the Company and the Executive are party to that certain Amended and Restated Employment Agreement dated October 23, 2018 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend certain portions of the Employment Agreement in the manner reflected herein;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree that the Employment Agreement is amended as follows:

1.	Section 3(c) of the Employment Agreement (“Incentive Cash Compensation”) shall be deleted in its entirety.
2.	Section 4 of the Employment Agreement shall be replaced in its entirety with the following:

“Equity Compensation Awards.  During the Term, the Executive will be eligible to participate in the Company’s equity incentive compensation plan as in effect from time to time (the “RSU Plan”).  Beginning on the Commencement Date and continuing throughout the Term, the Executive shall be eligible for awards under the RSU Plan with the aggregate annual target value of such awards equal to $4,260,000 (with an annual Part A RSU target award value of $2,130,000 and an annual Part B RSU target award value of $2,130,000), which will be granted pursuant to the terms of the RSU Plan as in effect from time to time and such other terms and conditions as determined by the Board or the compensation committee thereof (the “Compensation Committee”) in its sole discretion.  Any awards to the Executive under the RSU Plan shall be evidenced by and subject to the terms and conditions of the Company’s standard forms of award agreement applicable generally to the senior leadership team of the Company as in effect from time to time, and as modified to conform to the terms and conditions this Agreement.  The specific structures of the Part A and Part B RSU awards are approved by the Compensation Committee and are modified from time to time.”

3.	This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

4.

All terms and provisions of the Employment Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the Amendment Effective Date, all references to the term “Agreement” in the Employment Agreement shall include the terms contained in this Amendment.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have hereunto set their hands under seal, effective as of the Effective Date.

Executive

/s/ Matt Steinfort
Matt Steinfort

Zayo Group, LLC

By:	/s/ Dan Caruso
Name: Dan Caruso
Title: Chief Executive Officer